                                                                    EXHIBIT 99.1

CONTACT:                                        FOR IMMEDIATE RELEASE
ERIC H. BJERKHOLT
SENIOR VICE PRESIDENT AND CFO
INTRABIOTICS PHARMACEUTICALS, INC.
(650) 526-6840

                    INTRABIOTICS REPORTS SECOND QUARTER 2003
                         FINANCIAL AND OPERATING RESULTS

PALO ALTO, CA, AUGUST 13, 2003 - IntraBiotics Pharmaceuticals, Inc. (Nasdaq:
IBPI), a biopharmaceutical company engaged in the development of iseganan for the prevention of ventilator-associated pneumonia (VAP), today reported financial and operating results for the second quarter ended June 30, 2003.

      IntraBiotics reported a net loss applicable to common stockholders of $3.8 million, or $1.17 per basic and diluted share for the second quarter of 2003, compared with a net loss of $8.0 million, or $2.58 per basic and diluted share in the comparable period of 2002.

      IntraBiotics reported no product sales or contract revenues in the second quarter of 2003 or 2002. The company reported total operating expenses of $2.4 million in the second quarter of 2003, compared with total operating expenses of $8.9 million in the comparable period of 2002.

      Research and development expenses were $1.4 million in the second quarter of 2003, compared to $6.4 million in the comparable period of 2002. The decrease in research and development expenses was primarily related to the completion of clinical trials of iseganan to treat oral mucositis in 2002, as well as the company's reduction in headcount resulting from the restructuring completed in the fourth quarter of 2002. It is expected that research and development expenses will increase over the next several quarters as the company starts to enroll patients in the phase II/III clinical trial of iseganan for the prevention of VAP. The requirements for registration are currently being discussed with the U.S. Food and Drug Administration (FDA).

      General and administrative expenses were $1.0 million in the second quarter of 2003, compared to $2.4 million in the comparable period of 2002, reflecting a general decrease in the scale of operations, as well as the company's reduction in headcount resulting from the restructuring completed in the fourth quarter of 2002. IntraBiotics had nine full-time employees at June 30, 2003 compared to 37 full-time employees at June 30, 2002.

      For the six months ended June 30, 2003, total operating expenses were $4.3 million compared to $13.9 million in the comparable period of 2002. Research and development expenses decreased from $13.5 million in the first half of 2002 to $1.6 million in the current year period because of the completion of the oral mucositis trials in 2002. General and administrative expenses decreased from $3.9 million in the first half of 2002 to $2.7 million in the first half of this year, reflecting the impact of the restructuring of the company that took place in the fourth quarter of 2002.


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      On May 1, 2003, in a private placement transaction, the company sold 350 shares of a newly created Series A convertible preferred stock and issued warrants to purchase approximately 0.9 million shares of common stock, resulting in aggregate net cash proceeds of $3.2 million. The shares of preferred stock are convertible into approximately 1.8 million shares of common stock. The financial results for the second quarter of 2003 reflect a $1.4 million non-cash charge related to the beneficial conversion feature of the Series A preferred stock. The Series A preferred stock carries an 8% annual dividend, payable quarterly in common stock. The company has recorded a dividend payable of $47,000 for the second quarter of 2003 and accrued for the issuance of 12,300 shares of common stock to the Series A preferred investors.

      On June 30, 2003, the company had cash, cash equivalents, short-term investments and restricted cash of $11.9 million compared to $13.3 million at December 31, 2002.

About the Company:

      IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the development of iseganan for the prevention of ventilator-associated pneumonia (VAP), a common infection occurring in patients receiving mechanical (artificial) ventilation in the intensive care unit. Patients who require mechanical ventilation are vulnerable to experiencing pneumonia as a consequence of the aspiration of bacteria-laden saliva. Prior clinical trials using a variety of other antibiotics have demonstrated that VAP can be prevented through prophylactic decontamination of the oral cavity. Conventional antibiotics are not widely prescribed to prevent VAP because of concerns for the development of antibiotic resistance and because there are currently no approved therapeutics for the prevention of VAP. As a consequence, patients who develop VAP incur extended stays in the intensive care unit and increased hospital charges. In the United States, Western Europe and Japan, over one million patients are mechanically ventilated each year and are vulnerable to developing VAP because they require ventilation for at least 48 hours.

Iseganan is a novel antimicrobial peptide whose properties may be well suited for use in preventing VAP. Iseganan kills a wide spectrum of bacteria known to cause pneumonia. Additionally, iseganan has been shown to be well tolerated in clinical studies in cancer patients, and to effect significant reductions in the level of bacteria in the oral cavity of cancer patients as well as patients who require mechanical ventilation. In a previous Phase I/II study completed by IntraBiotics in mechanically-ventilated patients, iseganan reduced the levels of oral bacteria by more than 100-fold compared to pre-treatment baseline levels after a single 9 mg oral-topical dose.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical development and projections of future expenses. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; the company's ability to raise capital through private or public financings when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2002, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended, and our resale registration statement on form S-3 filed in June 2003.


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                       IntraBiotics Pharmaceuticals, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                      THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                           JUNE 30,                        JUNE 30,
                                                                   -----------------------         ------------------------
                                                                    2003            2002            2003             2002
                                                                   -------         -------         -------         --------
Operating expenses:
  Research and development                                         $ 1,352         $ 6,411         $ 1,620         $ 13,452
  General and administrative                                         1,043           2,447           2,708            3,907
  Arbitration settlement                                                --              --              --           (3,600)
  Restructuring and other charges                                       --              --              --               91
                                                                   -------         -------         -------         --------
    Total operating expenses                                         2,395           8,858           4,328           13,850
                                                                   -------         -------         -------         --------

    Operating loss                                                  (2,395)         (8,858)         (4,328)         (13,850)

  Interest income                                                       45             215              71              480
  Interest expense                                                      --            (113)             --             (266)
  Other income                                                          --             784              --              784
                                                                   -------         -------         -------         --------
Net loss                                                            (2,350)         (7,972)         (4,257)         (12,852)

  Non-cash deemed dividend related to beneficial conversion
   feature of Series A preferred stock                              (1,418)             --          (1,418)              --
  Dividends on Series A preferred stock                                (47)             --             (47)              --
                                                                   -------         -------         -------         --------
Net loss applicable to common stockholders                         $(3,815)        $(7,972)        $(5,722)        $(12,852)
                                                                   =======         =======         =======         ========

Basic and diluted net loss per share applicable to common
 stockholders                                                      $ (1.17)        $ (2.58)        $ (1.75)        $  (4.31)
                                                                   =======         =======         =======         ========

Shares used to compute basic and diluted net loss per share
 applicable to common stockholders                                   3,270           3,095           3,269            2,955
                                                                   =======         =======         =======         ========


                       IntraBiotics Pharmaceuticals, Inc.
                          Condensed Balance Sheet Data
                                 (In thousands)
                                   (Unaudited)

                                                                           JUNE 30,       DECEMBER 31,
                                                                            2003             2002
                                                                          ---------        ---------
Cash, cash equivalents, short term investments and restricted cash        $  11,941        $  13,315

Total assets                                                              $  15,190        $  16,226

Total stockholders' equity                                                $  14,528        $  15,480